Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.: 333-131600

(Dated January 8, 2006)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1–877-867-2654.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supersedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriter’s obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear in this free writing prospectus or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

This free writing prospectus relates to Registration Statement No. 333-131600.

PHH Mortgage

Investor Presentation

New York City, NY

January, 2007

Confidentiality Statement and Financial Information

By accepting a copy of this presentation you agree and represent that you shall treat all the information contained herein in a confidential manner and shall not disclose this material to any third party.  The financial information herein is intended solely for your information and use and is not intended to be reviewed or provided to any other party.

The information herein has been prepared based, in part, upon the audited financial statements of PHH Corporation for the fiscal year ended December 31, 2005 as reported on the Company’s 10-K filed on November 22, 2006. Certain other information is provided from unaudited sources which the Company deems reliable.

Forward Looking Statements

Statements in this presentation are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ from those expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “plans,” “may increase,” and “could” are generally forward-looking in nature and not historical facts. Such forward-looking statements, estimates, and projections are necessarily based on various assumptions and estimates and are inherently subject to various known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including those described under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s periodic reports filed with the Securities and Exchange Commission under the 1934 Act, in connection with any forward-looking statements that may be made by the Company and its businesses generally.

Table of Contents

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Who are we?

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Where do our loans come from?  Unique sourcing approach

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Mortgage Loan Quality

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Servicing and Overall Loan Performance

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Product Highlight: ALT A (Fixed and Arm)

Who We Are and Our Culture

PHH Mortgage is a leading provider of private label mortgage services and a top originator of mortgage loans via a distinctive call center platform.  The company is a full-service lender and leader in relationship-driven mortgage banking which operates in all 50 states.  Homebuyers are able to take advantage of the company’s innovative, seamless pre-approval mortgage application platform coast to coast.

Our Mission Statement

We promise to treat customers like family while providing financing for the American Dream.

The experience will be smooth, easy, and at times fun.

We will do this with unequalled passion and expertise.

PHH Corporation Structure

Headquartered in Mt. Laurel, NJ, PHH Corporation (NYSE: PHH) is a leading outsource provider of mortgage and vehicle fleet management services.  Its subsidiary, PHH Mortgage, is the 8th largest retail originator of residential mortgages* in the United States and its subsidiary, PHH Arval, is the second largest fleet management services provider** in the United States and Canada combined. For additional information on the company and its subsidiaries please visit our investor relations site at www.phh.com.

 Other Key Features:

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Founded as Peterson, Heather & Howell in 1946

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58 years operating history – innovator in each respective industry

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Mortgage originations of  $48 billion in 2005

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327,000 vehicles under management as of 12/2005

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History and culture of innovation

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High-caliber, experienced management team

*Inside Mortgage Finance Copyright 2006, Full Year 2005     **Automotive Fleet Fact Book, Copyright 2004

PHH Corporation Structure

Note:  Beginning in 2006, Cendant Corporation has become Realogy Corporation.

PHH Mortgage: Our Model

Affiliate with the home purchase “brands”

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Real Estate Brokerage, Financial Institutions, Relocation

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Creates a stable source of volume

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Lock in brand relationship with industry leading service

Centralized Customer Experience

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Creates “controlled” service delivery process

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Consistent high quality customer experience

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Maintains underwriting standards via state of the art centralized originations system

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No outbound calls – we deliver a service, not cold-calling lead generation

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Produces a higher quality asset and a slower prepayment rate (Retail orientation)

PHH Purchase Volume Drives Market Share Growth

Unique Mortgage Origination Strategy

Strategic Relationship with Realogy Real Estate Brands

Strategic Position

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Real estate agent is a key influence in selecting mortgage provider

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PHH Mortgage will be exclusive recommended provider to Realogy’s owned real estate operations and franchises

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Realogy is the largest owner/franchiser of real estate brokerage services in the U.S.  -  Involved in approximately 25% of all residential real estate transactions*

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Realogy’s NRT subsidiary is the largest brokerage in the country, with nearly 56,000 sales associates

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PHH Home Loans owned 50.1%/49.9% by PHH and Realogy will originate loans sourced through NRT and Cartus Corporation

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My Choice Service Approach ( Internet, Face to Face or Phone) gives the customer the option.

*Based on number of franchised real estate brokerage offices

$21.7 billion in 2005

Financial Services Channel

Private Label Solutions

Strategic Position

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Financial institutions are the second most influential party in selecting a mortgage provider

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Leverage partner’s brand equity

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Largest proven outsource model

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Delivers high service using a low-cost platform

$24.1 billion in 2005

Relocation Mortgages

(Recently named Cartus Corporation)

Strategic Position

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Joint Venture with Cartus Corporation via PHH Home Loans, LLC

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Cartus Corporation:  #1 provider of outsourced corporate employee relocation services

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Stable source of purchase mortgages

$2.4 billion in 2005

PHH Mortgage

Mortgage Loan Quality

Asset Quality Overview

PHH Mortgage’s originated loans have consistently out-performed industry benchmarks

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Relationship-based long-term contracts to source business

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My Choice platform represents strategic customer focus

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Centralized Automated Underwriting Engines deployed to Point-of-Sale

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Separation of duties between sales and credit risk management

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Centralized review of loan documentation

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Appraisals are independently ordered and reviewed by the STARS Vendor Management Group

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Lender-Selected vs. Borrower-Selected Documentation Underwriting engines

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Third-party business is focused on relationship-based customers

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Servicing/performance results confirm quality

Asset Quality Overview

Appraisal Process:

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Ordering:  Appraisals and credit reports independently ordered through STARS, a PHH Corporation subsidiary

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Vendor Management:  Appraisal network actively managed by STARS

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Quality Control:  Continuous appraiser re-certifications and ratings based on quality and timelines:

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Appraisers are individually approved and monitored

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Standards:  All collateral guidelines are developed and maintained by PHH Mortgage Credit Risk

Management

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Relocation Quality Standards:  The relocation standards applied to the STARS network generate superior precision on behalf of Corporate transferee and the mortgage investor.

Correspondent / Wholesale Underwriting Process

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Wholesale / Correspondent Diligence Process

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Strict approval criteria for new relationships, including MARI (third party surveillance firm) review, credit check and senior management sign-off.

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Client Scorecards analyze attributes of each relationship including  submission quality to process management and loan performance

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Third Party Committee Meetings are held on a 60 day cycle to review new relationships for approval and Client Scorecards for existing relationships.  Committee includes Senior VP Correspondent Sales, Senior VP Risk Management, VP Legal.

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Monthly reports sent to senior leadership team and may include recommendations for termination of underwriting clients.

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Correspondents must submit full complete package for PHH Underwriting to approve

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Underwriting support is available for correspondent to call or review ‘questionable’ loans with the Underwriting (Scenario) Help Desk at point of sale prior to submission of package for approval.

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Quality Control audits (all business sources) including focus on new signings, EPD and unique programs.

PHH Mortgage

Servicing and Overall Loan Performance

Servicing Portfolio Key Statistics

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  Unique private-label and co-branding capabilities with proven track record

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  Strong default management with strong investor relationships

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  46% of portfolio is collected via electronic debit

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  Stable operating platform - Fidelity

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  Portfolio Statistics as of 12/31/05:   1,010,855 Loans /   $154.8 Billion

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  Strong external servicer evaluations

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  Ranked #1 in customer satisfaction from USAA

Servicer Ratings
S&P: Prime: Strong, Alt A: Strong, HEL/HELOC: Strong
Management & Organization: Strong/ Residential Loan Servicing: Strong
Fitch, Inc.: Prime: RPS1, Alt A: RPS1, HEL/ HELOC: RPS1
Fannie Mae Investor Reporting Performance Levels: 94.0 Excellent
Freddie Mac Performing and Non-Performing Loan Ratings: Tier 1

Delinquency Comparison of MBA

Net Delinquency – All Loan Types

PHH Mortgage

Product Highlight

Alt A (Fixed and Arms)

Alt A Documentation Analysis

Customer Selected Documentation

PHH Specialty Products (Alt A to Rating Agencies) offer alternative features and characteristics for borrowers who may seek flexibility in complying with standard government sponsored agencies (GSE) or nonconforming program guidelines.  The Specialty Products are generally underwritten in accordance with expanded criteria including reduced documentation, expanded ratios, higher loan-to-values, non-standard property types, loan purposes, expanded subordinate financing and credit scores.  Examples of documentation types are below:

DOCUMENT TYPE

Full Doc: Verification of income, assets and employment.  Certain non-income related characteristics preclude borrower from agency eligible loans.

Stated Income/Full Asset (SIFA):  Income is stated by the borrower.  Assets will be verified to support required down payment, closing costs, and reserves.

Stated Income/Stated Asset (SISA):  Income is stated by the borrower.  Stated assets must be sufficient to cover down payment, closing costs, prepaids, and required reserves.

No Doc (NISA):   Income and employment is not stated or verified. Stated assets must be sufficient to cover down payment, closing costs, prepaids, and required reserves.  Liabilities section and schedule of REO must be complete on application.

Alt A Arm Loan Characteristics

Loan Profile Fixed:			Property Type:
Weighted Average Credit Score		707	Single Family Residence/PUD	81%
Weighted Average LTV		77.10%	HR/MR/LR/Co-op	15%
Weighted Average DTI		35.16%*	2 unit/3 unit/4 unit	4%
Average Balance	$331,490
*DTI excludes No Income Program loans
			Credit Score Breakdown:
Occupancy:			* 0-500	0.10%
Primary	88%		551-600	0.10%
Second	5%		601-650	10.00%
Investment	7%		651-700	39.45%
			701-750	30.88%
Loan Purpose:			751-800	17.12%
Purchase	71%		>800	2.35%
Refinance	5%		* Non Traditional Credit
Cash Out	24%
			Amortization Type:
Document Type:			Interest Only:	90%
SIFA	73%		Fully Amortizing:	10%
SISA	23%
No Doc	4%		■ Profile for closed loans sold during 2006

Alt A Fixed Loan Characteristics

Loan Profile Fixed:			Property Type:
Weighted Average Credit Score		704	Single Family Residence/PUD	82%
Weighted Average LTV		74.79%	HR/MR/LR/Co-op	9%
Weighted Average DTI		34.30%*	2 unit/3 unit/4 unit	9%
Average Balance	$209,563
*DTI excludes No Income Program loans
			Credit Score Breakdown:
Occupancy:			0-500	* 0.13%
Primary	84%		551-600	0.44%
Second	6%		601-650	14.02%
Investment	10%		651-700	36.55%
			701-750	29.24%
Loan Purpose:			751-800	16.96%
Purchase	62%		>800	2.66%
Refinance	19%
Cash Out	19%		* Non Traditional Credit & Foreign National Customers

Document Type:
Full	1%
SIFA	78%		Profile for closed loans sold during 2006
SISA	14%
No Doc	7%

Alt A Delinquency Report

(Totals by Year in Units & Dollars)

Years ended 2003, 2004 & 2005

Delinquency Status of Alt-A Portfolio

Alt-A	As of Dec. 31, 2003				As of Dec. 31, 2004				As of Dec. 31, 2005
Delinquency Status	$ Amount	% of $ Amt	# of Loans	% of # Loans	$ Amount	% of $ Amt	# of Loans	% of # Loans	$ Amount	% of $ Amt	# of Loans	% of # Loans
30 Days	$ 13,662,479	1.38%	98	1.90%	$38,006,507	2.00%	203	2.00%	$ 83,651,489	1.69%	393	1.82%
60 Days	$ 2,625,433	0.26%	16	0.31%	$ 4,200,559	0.22%	28	0.28%	$ 13,284,175	0.27%	72	0.33%
90 Days or More	$ 2,581,111	0.26%	12	0.23%	$ 2,901,660	0.15%	20	0.20%	$ 9,627,833	0.19%	55	0.25%
Bankruptcy	$ 6,179,862	0.62%	43	0.84%	$ 5,760,441	0.30%	46	0.45%	$ 14,882,863	0.30%	107	0.50%
Foreclosure	$ 5,927,398	0.60%	25	0.49%	$ 3,175,122	0.17%	21	0.21%	$ 5,125,835	0.10%	38	0.18%
Subtotal	$ 30,976,283	3.12%	194	3.77%	$54,044,288	2.85%	318	3.14%	$ 126,572,194	2.55%	665	3.08%
REO	$ 7,229,865	0.73%	11	0.21%	$ 1,093,353	0.06%	10	0.10%	$ 479,813	0.01%	5	0.02%
Total Delinquency	$ 38,206,148	3.85%	205	3.98%	$55,137,641	2.90%	328	3.24%	$ 127,052,007	2.56%	670	3.10%
Total Alt-A	$991,914,485		5,148		$ 1,898,069,682		10,126		$ 4,955,362,017		21,581

How to contact us for additional information

PHH Mortgage

3000 Leadenhall Road

Mt. Laurel, NJ  08054

Mr. Allyn Brown

Vice President Secondary Marketing

Tel. 856-917-0704

Allyn.Brown@mortgagefamily.com

Mrs. Crissy Judge

Director Secondary Marketing (ARM Trading)

Tel. 856-917-0701

crissy.judge@mortgagefamily.com

Mr. Bud Ryan

Manager Secondary Marketing (Fixed Trading)

Tel. 856-917-0184

bud.ryan@mortgagefamily.com